Ex - (e)(5)
December 9, 2009
ALPS Distributors, Inc.
Attn: General Counsel
1290 Broadway, Suite 1100
Denver, CO 80202

Re:	Amendment to Schedule A
Dear Sir or Madam:
     This letter agreement serves to amend our distribution agreement, between Laudus Trust, Laudus Institutional Trust, Charles Schwab Investment Management, Inc. and ALPS Distributors, Inc. dated October 1, 2005 (the “Agreement”). The parties wish to amend Schedule A to the Agreement. Schedule A has been amended to reflect the consolidation of mutual funds being offered by the Laudus Trust. The Agreement otherwise remains unchanged and shall continue in full force and effect. In the space provided below, please acknowledge your agreement to the foregoing.

Very truly yours, Laudus Trust Laudus Institutional Trust

By: Name:	/s/ George Pereira George Pereira
Title:	Chief Financial Officer & Treasurer

ACKNOWLEDGED AND AGREED TO: ALPS Distributors, Inc.		Charles Schwab Investment Management, Inc. (with respect to Section 4 hereof only)

By: Name:	/s/ Thomas A. Carter Thomas A. Carter	By: Name:	/s/ Randall W. Merk Randall W. Merk
Title:		Title:	President & Chief Executive Officer

AMENDED SCHEDULE A
TO THE
DISTRIBUTION AGREEMENT
December 3, 2009
LAUDUS TRUST
Laudus Growth Investors U.S. Large Cap Growth Fund
Laudus Rosenberg U.S. Large Capitalization Fund
Laudus Rosenberg U.S. Discovery Fund
Laudus Rosenberg International Small Capitalization Fund
Laudus Rosenberg International Discovery Fund
Laudus Mondrian Emerging Markets Fund
Laudus Mondrian International Fixed Income Fund
Laudus Mondrian International Equity Fund
Laudus Mondrian Global Equity Fund
LAUDUS INSTITUTIONAL TRUST
Laudus Mondrian Institutional International Equity Fund
Laudus Mondrian Institutional Emerging Markets Fund